                                                                Exhibit (l)(xiv)


                               PURCHASE AGREEMENT


      Schwab Capital Trust, a Massachusetts business trust (the "Trust"), and Charles Schwab & Co., Inc., a California corporation ("Schwab"), hereby agree as of _________, 2003, as follows:

      1. The Trust hereby offers and Schwab hereby purchases 1 unit of beneficial interest of Series V of the Trust, representing interest in the Schwab Small-Cap Equity Fund (such 1 unit of beneficial interest being hereafter collectively known as a "Share"), at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Share, and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $10.00 for such series of the Trust in full payment for the Share. It is further agreed that no certificate for the Share will be issued by the Trust.

      2. Schwab represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

      3. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 6, 1993, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed day and year first written above.

Attest:                       SCHWAB CAPITAL TRUST


__________________            By: ______________________
Jody Stuart                         Stephen B. Ward
                                    Senior Vice President and
                                    Chief Investment Officer

Attest:                       CHARLES SCHWAB & CO., INC.


__________________            By: ______________________
Jody Stuart                         Randall W. Merk
                                    Executive Vice President